Execution Ready

INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT is made as of the 1st day of September, 2026, by and among Boston Partners Global Investors, Inc. (the “Sub-Adviser”), Olive Street Investment Advisers, LLC, a Missouri limited liability company located at 12555 Manchester Road, St. Louis, MO 63131 (the “Adviser”), and the Bridge Builder Trust, a Delaware statutory trust located at 12555 Manchester Road, St. Louis, MO 63131 (the “Trust”), on behalf of each series of the Trust indicated on Schedule A to this Agreement (each, a “Fund” and collectively, the “Funds”).

WHEREAS, the Adviser and the Sub-Adviser are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Trust is an open-end investment company with one or more series of shares and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust has retained the Adviser to perform investment advisory services for the Funds, under the terms of an investment advisory agreement, dated July 10, 2013, as amended, between the Adviser and the Trust on behalf of the Funds (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement provides that the Adviser may retain one or more sub-advisers, subject to the approval of the Trust’s Board of Trustees (the “Board”), including a majority of trustees of the Board who are not “interested persons” of the Adviser (the “Independent Trustees”), in accordance with the requirements of the 1940 Act, to render portfolio management services to the Funds pursuant to investment sub-advisory agreements between the Trust, the Adviser and each such sub-adviser;

WHEREAS, the Trust’s Board has duly consented to and approved the appointment of the Sub-Adviser to provide investment advisory services (the “Services”) to a portion of the assets of the Fund allocated to the Sub-Adviser (the “Allocated Portion”); and

WHEREAS, the Adviser, acting pursuant to the Advisory Agreement, wishes to retain the Sub-Adviser to provide the Services to the Allocated Portion in the manner and on the terms set out in this Agreement, and the Sub-Adviser desires to provide such Services.

NOW, THEREFORE, WITNESSETH: The parties hereby agree as follows:

1.	APPOINTMENT OF SUB-ADVISER

(a)

Acceptance. The Adviser hereby appoints the Sub-Adviser, and the Sub-Adviser hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as an investment adviser to the Fund with respect to the Allocated Portion.

(b)

Independent Contractor. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized in this Agreement or another writing by the Trust or Adviser to the Sub-

Adviser, have no authority to act for or be deemed an agent of the Trust or the Fund in any way, or in any way be deemed an agent for the Trust or for the Fund.

(c)

The Sub-Adviser’s Representations. The Sub-Adviser represents, warrants and agrees that (i) it has all requisite power and authority to enter into and perform its obligations under this Agreement; (ii) it has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement; (iii) neither it nor any affiliated person of it, as such term is defined in Section 2(a)(3) of the 1940 Act (“affiliated person”), is subject to any disqualification that would make it unable to serve as an investment adviser to a registered investment company under Section 9 of the 1940 Act; (iv) it is duly registered as an adviser under the Advisers Act; and (v) except as otherwise specified herein, it will not delegate any obligation assumed pursuant to this Agreement to any third party without first obtaining the written consent of the Fund and the Adviser.

The Sub-Adviser further represents, warrants, and agrees that it shall:

(i)	Use its best judgment and efforts in rendering the Services to the Trust and the Fund as contemplated by this Agreement;

(ii)	Maintain all licenses and registrations necessary to perform its duties and Services hereunder in good order;

(iii)	Conduct its operations at all times in conformance with the Advisers Act, the 1940 Act, and any other applicable state and/or self-regulatory organization regulations; and

(iv)

Maintain errors and omissions insurance coverage in an amount not less than its current level of coverage and shall provide written notice to the Trust (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any materials claims will be made on its insurance policies. Furthermore, the Sub-Adviser shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

(d)

The Adviser’s Representations. The Adviser represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. The Adviser further represents, warrants and agrees that it has the authority under the Advisory Agreement to appoint the Sub-Adviser.

(e)	Plenary Authority of the Board. The Sub-Adviser and Adviser both acknowledge that the Fund is a mutual fund that operates as a series of the Trust under the authority of the Board.

2.	DELIVERY OF DOCUMENTS.

(a)	The Adviser has furnished or will furnish to the Sub-Adviser copies of each of the following documents:

(i)	The Declaration of the Trust as in effect on the date hereof;

(ii)	The By-laws of the Trust in effect on the date hereof;

(iii)	The resolutions of the Board approving the engagement of the Sub-Adviser as a sub-adviser for the Allocated Portion and approving the form of this Agreement;

(iv)	The Advisory Agreement;

(v)	The Code of Ethics of the Trust and of the Adviser as currently in effect; and

(vi)	Current copies of the Fund’s Prospectus and Statement of Additional Information.

The Adviser shall furnish the Sub-Adviser from time to time with copies of all material amendments of or material supplements to the foregoing, if any.

(b)	The Sub-Adviser has furnished or will furnish the Adviser with copies of each of the following documents:

(i)	the Sub-Adviser’s most recent registration statement on Form ADV;

(ii)	the Sub-Adviser’s most recent balance sheet;

(iii)

separate lists of persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions with respect to the Services to the custodian (the “Custodian”) and accounting agent of the Fund’s assets;

(iv)	the Code of Ethics (defined below) of the Sub-Adviser as currently in effect;

(v)	the Sub-Adviser’s proxy voting policies as currently in effect; and

(vi)

complete and accurate copies of any compliance manuals, trading, commission and other reports, insurance policies, and such other management or operational documents as the Adviser may reasonably request in writing (on behalf of itself or the Board) in assessing the Sub-Adviser.

The Sub-Adviser shall furnish the Adviser from time to time with copies of all material amendments of or material supplements to the foregoing, if any. Additionally, the Sub-Adviser shall provide to the Adviser such other documents relating to its services under this Agreement as the Adviser may reasonably request on a periodic basis. Such amendments or supplements shall be provided within 30 days of the time such materials became available to the Sub-Adviser

3.	PROVISION OF INVESTMENT SUB-ADVISORY SERVICES

Subject to the supervision of the Board of Trustees and the Adviser, the Sub-Adviser shall manage the investments of the Allocated Portion in accordance with the Fund’s investment objective, policies, and restrictions as provided in the Fund’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time and provided to the Sub-Adviser, and in compliance with the requirements applicable to registered investment companies under applicable laws, including, but not limited to, the 1940 Act, the Commodity Exchange Act (the “CEA”) and the rules of the National Futures Association (the “NFA Rules”), and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). From time to time, the Adviser or the Fund may provide the Sub-Adviser with written copies of other investment policies, guidelines and restrictions applicable to the Sub-Adviser’s management of the Allocated Portion, which shall become effective at such time as agreed upon by both parties. Subject to each of the foregoing sentences above, the Sub-Adviser shall have full discretionary authority to manage the investment of the assets of the Allocated Portion, including the authority to purchase, sell, cover open positions, and generally to deal in securities, financial and commodity futures contracts, options, short-term investment vehicles and other property and assets comprising or relating to the Allocated Portion.

In addition, the Sub-Adviser will, at its own expense:

(a)

advise the Adviser and the Fund in connection with investment policy decisions to be made by it regarding the Fund and, upon request, furnish the Adviser and the Fund with research, economic and statistical data in connection with the Fund’s investments and investment policies;

(b)	submit such reports and information as the Adviser or the Fund may reasonably request to assist the Custodian in its determination of the market value of securities held in the Fund;

(c)

obtain and evaluate pertinent economic, financial, and other information affecting the economy generally and certain investment assets as such information relates to securities or other financial instruments that are purchased for or considered for purchase by the Fund;

(d)	employ professional portfolio managers and securities analysts who provide research services to the Fund;

(e)	place orders for purchases and sales of portfolio investments for the Allocated Portion;

(f)	give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Allocated Portion;

(g)

in accordance with the deadline provided to the Sub-Adviser by the Fund or Adviser (or their agents, such as the Custodian), the Sub-Adviser shall, as soon as practicable after the close of business each day, but no later than the communicated deadline, provide the Custodian with electronic copies of trade tickets or instructions in the form requested by the Custodian for each transaction effected for the Allocated Portion by the Sub-Adviser. In addition, the Sub-Adviser shall provide electronic copies of such trade tickets to the Adviser and the Fund upon request, and promptly forward to the Custodian electronic copies of all brokerage or dealer confirmations received by the Sub-Adviser;

(h)

as soon as practicable following the end of each calendar month, provide the Adviser and the Fund with written statements showing all transactions effected for the Allocated Portion during the month by the Sub-Adviser, a summary listing all investments attributable to transactions of the Sub-Adviser that are held in the Allocated Portion as of the last day of the month, and such other information as the Adviser or the Fund may reasonably request in connection with any accounting or marketing services that the Adviser provides for the Fund. The Adviser and the Fund acknowledge that Sub-Adviser and Custodian may use different pricing vendors, which may result in valuation discrepancies;

(i)

to the extent reasonably requested by the Trust or the Adviser, use its commercially reasonable best efforts to assist the Chief Compliance Officer of the Trust in respect of Rule 38a-1 under the 1940 Act including, without limitation, providing the Chief Compliance Officer of the Trust or the Adviser with (a) current copies of the compliance policies and procedures of the Sub-Adviser in effect from time to time (including prompt notice of any material changes thereto), (b) reports of any violations to the Sub-Adviser’s compliance policies and procedures that occurred in connection with the provision of services to the Fund, (c) a copy of the Sub-Adviser’s annual compliance report as required by Rule 206(4)-7 of the Advisers Act, (d) copies of any correspondence between the Sub-Adviser and a regulatory agency in connection with regulatory examinations or proceedings, and (e) upon request, a certificate of the Chief Compliance Officer of the Sub-Adviser to the effect that the policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined in Rule 38a-1);

(j)

comply with all procedures and policies adopted or approved by the Board in compliance with applicable law, including without limitation, Rules 10f-3, 12d3-1, 17a-7, 17e-1 and 17j-1 under the 1940 Act, and the Pricing and Valuation Procedures (together, the “Fund Procedures”) provided to the Sub-Adviser by the Adviser or the Fund and notify the Adviser as soon as reasonably practicable upon (a) detection of any breach of such Fund Procedures or (b) determination that a Fund Procedure conflicts with a procedure adopted by the Sub-Adviser;

(k)

maintain a written code of ethics (the “Code of Ethics”) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Adviser and the Fund, including any material amendments thereto, and institute and enforce procedures reasonably necessary to prevent “access persons,” as such term is defined in Rule 17j-1, from violating its Code of Ethics;

(l)	promptly complete and return to the Adviser or the Trust any compliance questionnaires or other inquiries submitted to the Sub-Adviser in writing;

(m)

furnish to the Trustees such information as may reasonably be requested in order for the Board to evaluate this Agreement or any proposed amendments thereto for the purposes of approving this Agreement, the renewal thereof or any amendment hereto;

(n)

as reasonably requested by the Fund, provide the Fund of Adviser with information and advice regarding assets in the Allocated Portion to assist the Fund and Adviser (i) in determining the appropriate valuation of such assets and the appropriate pricing sources for such assets and whether pricing information provided by the Fund’s pricing agents is reasonable, (ii) determining the appropriate liquidity classifications of such assets and whether liquidity information provided by the Fund’s liquidity classification agents is reasonable; and (iii) risk identification, risk assessment and monitoring of risk guidelines with respect to the Fund’s derivatives risk management program;

(o)	file with the SEC any report on Form 13F or Schedule 13G and any amendments thereto, required by the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to its Services to the Fund;

(p)

except as permitted by the Fund Procedures, shall treat confidentially, and shall not disclose without the consent of the Fund, all information in respect of the portfolio investments of the Fund, including, without limitation, the identification and market value or other pricing information of any and all portfolio securities or other financial instruments held by the Fund, and any and all trades of portfolio securities or other transactions effected for the Fund (including past, pending and proposed trades); and

(q)

upon request, will review the Fund’s summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, reports and schedules filed with the Securities and Exchange Commission (the “SEC”) (including any amendment, supplement or sticker to any of the foregoing) and advertising and sales material relating to the Fund (collectively, the “Disclosure Documents”) in order to ensure that, with respect to the disclosure about the Sub-Adviser, the manner in which the Sub-Adviser manages the Fund and information relating directly or indirectly to the Sub-Adviser (the “Sub-Adviser Disclosure”), such Disclosure Documents contain no untrue statements of material fact and do not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

In providing Services under this Agreement, the Sub-Adviser shall (i) maintain all licenses and registrations necessary to perform its duties hereunder in good order; (ii) conduct its operations at all times in conformance with the Advisers Act, the 1940 Act, the CEA, the NFA Rules, any other applicable federal regulations and state and/or self-regulatory organization regulations; and (iii) maintain errors and omissions insurance in an amount at least equal to that disclosed to the Board in connection with their approval of this Agreement.

The Fund or its agent will provide timely information to the Sub-Adviser regarding such matters as inflows to and outflows from the Fund and the cash requirements of, and cash available for investment in, the Fund. The Fund or its agent will timely provide the Sub-Adviser with copies of monthly accounting statements for the Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.

The Adviser will be responsible for all class actions and lawsuits involving the Fund or securities held, or formerly held, in the Fund. Sub-Adviser is not required to take any action or to render investment-related advice with respect to lawsuits involving the Fund, including those involving securities presently or formerly held in the Fund, or the issuers thereof, including actions involving bankruptcy. In the case of notices of class action suits received by Sub-Adviser involving issuers presently or formerly held in the Fund, Sub-Adviser shall promptly forward such notices to Adviser and, with the consent of the Adviser, may provide information about the Fund to third parties for purposes of participating in any settlements relating to such class actions.

4.	PROXY VOTING

(a)

The Adviser hereby delegates to the Sub-Adviser the Adviser’s discretionary authority to exercise voting rights with respect to the securities and investments of the Allocated Portion of the Fund, provided however, that the Fund may request periodically that the Sub-Adviser vote certain proxies for the Allocated Portion in accordance with the Fund’s proxy voting policies. Absent specific instructions to the contrary provided to it by the Adviser or the Fund, and subject to its receipt of all necessary voting materials, the Sub-Adviser shall vote all proxies with respect to investments of the Fund in accordance with the Sub-Adviser’s proxy voting policy as most recently provided to the Adviser and the Trust.

(b)	The Sub-Adviser’s proxy voting policies shall comply with any rules or regulations promulgated by the SEC.

(c)

The Sub-Adviser shall maintain and preserve a record, in an easily-accessible place for a period of not less than three (3) years (or longer, if required by law), of the Sub-Adviser’s voting procedures, of the Sub-Adviser’s actual votes, and such other information required for the Fund to comply with any rules or regulations promulgated by the SEC. The Sub-Adviser shall supply updates of this record to the Adviser or any authorized representative of the Adviser, or to the Fund on a quarterly basis (or more frequently, upon the request of the Adviser). The Sub-Adviser shall provide the Adviser and the Fund with information regarding the policies and procedures that the Sub-Adviser uses to determine how to vote proxies relating to the Allocated Portion.

5.	ALLOCATION OF EXPENSES

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Adviser specifically agrees that the Sub-Adviser shall not be responsible for the following expenses:

(a)	fees and expenses incurred in connection with the issuance, registration and transfer of the Fund’s shares;

(b)	brokerage and commission expenses incurred by the Fund;

(c)

all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Trust for the benefit of the Fund including all fees and expenses of its Custodian, shareholder services agent and accounting services agent;

(d)	interest charges on any Fund borrowings;

(e)

costs and expenses of pricing and calculating its daily net asset value (including, without limitation, any equipment or services obtained for the purpose of pricing shares or valuing the Fund’s assets) and of maintaining its books of account required under the 1940 Act, except for the expenses incurred by the Sub-Adviser in connection with its services under Paragraph 13 hereunder, which are expenses of the Sub-Adviser;

(f)	Fund taxes, if any;

(g)	except as stated below, expenditures in connection with meetings of the Fund’s shareholders and the Board;

(h)

salaries and expenses of officers of the Trust, including without limitation the Trust’s Chief Compliance Officer, and fees and expenses of members of the Board or members of any advisory board or committee;

(i)	insurance premiums on property or personnel of the Fund which inure to the Fund’s benefit, including liability and fidelity bond insurance;

(j)	legal, auditing and accounting fees of the Fund and trade association dues or educational program expenses of the Trust or the Board; and

(k)

fees and expenses (including legal fees) of registering and maintaining registration of the Fund’s shares for sale under applicable securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund, if any.

The Sub-Adviser specifically agrees that with respect to the operation of the Fund, the Sub-Adviser shall be responsible for (i) providing the personnel, office space, furnishings and equipment reasonably necessary to provide the Services to the Fund hereunder, and (ii) the costs of any special Board meetings or shareholder meetings convened for the primary benefit of the Sub-Adviser. Additionally, the Sub-Adviser agrees that the Sub-Adviser shall be responsible for reasonable expenses incurred by the Fund or Adviser in responding to a legal, administrative, judicial or regulatory action, claim, or suit involving the Sub-Adviser to which neither the Fund nor the Adviser is a party. Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Adviser in the Advisory Agreement or any other agreement to which they are parties.

6.	SUB-ADVISORY FEES

(a)

Each Fund shall pay to the Sub-Adviser, and the Sub-Adviser agrees to accept, as full compensation (except for any research and brokerage services authorized under Section 7) for all services furnished or provided to the Fund pursuant to this Agreement a fee (for the payment of which the Fund shall have no obligation or liability), based on the Current Net Assets of the Allocated Portion, as set forth in Schedule A attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to the Allocated Portion accrued to, but excluding, the date of termination shall be paid promptly following such termination. For purposes of computing the amount of sub-advisory fee accrued for any day, “Current Net Assets” shall mean the Allocated Portion’s net assets, managed by the Sub-Adviser, as of the most recent preceding day for which the Fund’s net assets were computed. For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the Current Net Assets of the Allocated Portion equals zero.

(b)

The Sub-Adviser may voluntarily reduce any portion of the fees due to it pursuant to this Agreement. Any such reduction shall be applicable only to such specific reduction and shall not constitute an agreement to reduce any future compensation due to the Sub-Adviser hereunder.

7.	PORTFOLIO TRANSACTIONS

In connection with the investment and reinvestment of the assets of the Fund, the Sub-Adviser is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Allocated Portion’s portfolio (the “Portfolio”) and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Portfolio. The Sub-Adviser may take into consideration, among other things, the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. The Sub-Adviser shall maintain records adequate to demonstrate compliance with the requirements of this Paragraph. Such records shall be made available to the Fund or Adviser upon request.

In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)). Consistent with any guidelines established by the Board of Trustees of the Trust and Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer — viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Fund. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Fund’s assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

The Adviser and the Fund authorize and empower the Sub-Adviser to direct the Custodian to open and maintain accounts for trading in securities and other investments (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund. In addition, in connection with establishing such brokerage accounts, the Adviser and the Fund authorize and empower the Sub-Adviser to execute for the Fund as its agent and attorney-in-fact reasonable and customary customer agreements and other documentation in connection therewith, such as ISDA agreements and futures and options account agreements, with brokers, dealers, and/or futures commission merchants as the Sub-Adviser shall select as provided above. Subject to applicable law, including the custody requirements under the 1940 Act, the Sub-Adviser may, using such of the securities and other investments of the Fund as the Sub-Adviser deems necessary or desirable, direct the Custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers or to a collateral account established with the Fund’s custodian as the Sub-Adviser deems desirable or appropriate and as is required by applicable law. The Sub-Adviser shall cause all securities and other property purchased or sold for the Fund to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian, except as otherwise permitted by applicable law. The Sub-Adviser shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to effect such purchases and sales.

The Sub-Adviser further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Fund, (ii) to deliver securities and other property against payment for the Fund, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Adviser may designate, all consistent with the powers, authorities and limitations set forth herein. The Sub-Adviser shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Adviser except as expressly provided herein.

8.	LIABILITY; STANDARD OF CARE AND INDEMNIFICATION

The Sub-Adviser shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Paragraph 3 above) comply with the investment policies, guidelines and restrictions of the Fund; shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. The Sub-Adviser shall be liable to the Fund and/or the Adviser for any loss (including brokerage charges) incurred by the Fund as a result of any investment made by the Sub-Adviser in violation of the first paragraph of Paragraph 3 hereof. The Sub-Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) only of Disclosure Documents furnished to the Sub-Adviser by the Adviser or the Fund, and only with respect to the Sub-Adviser Disclosure in such Disclosure Documents, except to the extent that the Adviser’s failure to accept comments of the Sub-Adviser caused the inaccuracy or incompleteness in such Disclosure Documents.

Except as set forth above, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Sub-Adviser, the Sub-Adviser shall not be subject to liability to the Adviser or the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, including, without limitation for any error of judgment, for any mistake of law, for any act or omission by the Sub-Adviser. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Adviser or Fund may have under any federal securities law or state law.

The Sub-Adviser shall indemnify and hold harmless the Adviser and the Fund from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document or the omission or alleged omission from a Disclosure Document of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case solely with respect to the Sub-Adviser Disclosure, except to the extent that the Adviser’s failure to accept comments of the Sub-Adviser caused the inaccuracy or incompleteness in such Disclosure Document; and (ii) resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in connection with the performance of the Sub-Adviser’s obligations under this Agreement, or from the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Paragraph 8 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser or Fund, the Adviser or Fund shall not be subject to liability to the Sub-Adviser for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, including, without limitation for any error of judgment, for any mistake of law, for any act or omission by the Adviser or the Fund. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Sub-Adviser may have under any federal securities law or state law.

The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) resulting from the Adviser’s willful misfeasance, bad faith or gross negligence in connection with the performance of the Adviser’s obligations under this Agreement, or from the Adviser’s reckless disregard of its obligations and duties under this Agreement; provided, however, that the Adviser’s obligation under this Paragraph 8 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

No provision of this Agreement shall be construed to protect any Trustee or officer of the Fund, or officer of the Adviser or Sub-Adviser, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

The Sub-Adviser shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

9.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a)

This Agreement shall become effective upon approval by the Trust’s Board of Trustees and its execution by the parties hereto. Pursuant to the exemptive relief obtained in the SEC Order dated on August 6, 2013, Investment Company Act Release No. 30641, approval of the Agreement by a majority of the outstanding voting securities of the Fund is not required, and the Sub-Adviser acknowledges that it shall be without the protection (if any) accorded by shareholder approval of an investment adviser’s receipt of compensation under Section 36(6) of the 1940 Act. Further, pursuant to the exemptive relief obtained in the SEC Order dated December 29, 2021, Investment Company Act Release No. 34456, the initial approval of the Agreement (and any material amendment to such Agreement) is not required to be obtained at an in-person meeting of the Board (the “Non-In-Person Exemptive Order”).

(b)

This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to the Fund (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement. As used in this Section 9, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

(c)

In the event of a termination, the Sub-Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board or the Adviser, transfer any and all books and records of the Fund maintained by the Sub-Adviser on behalf of the Fund.

(d)

The Sub-Adviser shall promptly notify the Adviser of any proposed transaction or other event that could reasonably be expected to result in an assignment of this Agreement within the meaning of the 1940 Act.

10.	SERVICES NOT EXCLUSIVE

The services of the Sub-Adviser to the Adviser and the Fund are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub-Adviser and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients. The Adviser agrees that Sub-Adviser may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Fund. Nothing in this Agreement shall be deemed to require Sub-Adviser, its principals, affiliates, agents or employees to purchase or sell for the Fund any security which it or they may purchase or sell for its or their own account or for the account of any other client.

11.	AGGREGATION OF ORDERS

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of portfolio securities of the Fund with those for other accounts managed by the Sub-Adviser or its affiliates, if orders are allocated in a manner deemed equitable by the Sub-Adviser among the accounts and at a price approximately averaged and if such combination of orders and the allocation thereof is consistent with applicable law. The Sub-Adviser agrees that (i) it will not aggregate transactions unless aggregation is consistent with its duty to seek best execution; (ii) over time, no account will be favored or disfavored over any other account; each account participating in an aggregated order will participate at the average share price for all transactions in that security on a given business day, with transaction costs shared pro-rata based on each account’s participation in the transaction; and (iii) allocations will be made in accordance with the Sub-Adviser’s compliance policies and procedures and applicable law. The Sub-Adviser also agrees to provide such documentation and/or information to the Fund or Adviser as is reasonably necessary to allow the Fund or Adviser to determine whether orders for the Fund have been aggregated and allocated equitably.

12.	AMENDMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and this Agreement may be amended only by an instrument in writing signed by all parties and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder, including the Non-In-Person Exemptive Order.

13.	BOOKS AND RECORDS

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records upon the Fund’s or the Adviser’s request, provided, however, that Sub-Adviser may retain copies of any records to the extent required for it to comply with applicable laws. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under Adviser for the period specified in said Rule. Notwithstanding the foregoing, Sub-Adviser has no responsibility for the maintenance of the records of the Fund, except for those related to the Allocated Portion.

14.	NONPUBLIC PERSONAL INFORMATION; CONFIDENTIALITY

Notwithstanding any provision herein to the contrary, the Sub-Adviser hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Adviser. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

Each party to this Agreement shall keep confidential all Confidential Information concerning the other party and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing party has authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by applicable federal or state regulatory authorities. The receiving party may disclose or disseminate the disclosing party’s Confidential Information to its employees and agents that have a legitimate need to know such Confidential Information in order to assist the receiving party in performing its obligations under this Agreement. The receiving party shall advise all such foregoing persons of the receiving party’s obligations of confidentiality and non-use under this Agreement, and the receiving party shall be responsible for ensuring compliance by such persons with such obligations.

Each party shall take commercially reasonable steps to prevent unauthorized access to the other party’s Confidential Information. In addition, each party shall promptly notify the other party in writing upon learning of any unauthorized disclosure or use of the other party’s Confidential Information by such party or its agents.

The term “Confidential Information,” as used herein, means any of a party’s proprietary or confidential information including, without limitation, any non-public personal information (as defined in Regulation S-P) of such party, its affiliates, their respective clients or suppliers, or other persons with whom they do business, that may be obtained by the other party from any source or that may be developed as a result of this Agreement and non-public financial information that is disclosed, directly or indirectly, to the other party by or on behalf of the disclosing party, whether in writing, orally or by other means and whether or not such information is marked as confidential. Confidential Information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.

Each party acknowledges and agrees that due to the unique nature of Confidential Information there can be no adequate remedy at law for any breach of its obligations under this Paragraph 14, that any such breach or threatened breach may allow a party or third parties to unfairly compete with the other party resulting in irreparable harm to such party, and therefore, that upon any such breach or any threat thereof, each party will be entitled to appropriate temporary (until the matter may be resolved) equitable and injunctive relief from a court of competent jurisdiction without the necessity of proving actual loss.

The provisions of this Paragraph 14 shall survive any termination of this Agreement.

15.	CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

The Sub-Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Sub-Adviser agrees to use its best efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Sub-Adviser agrees to inform the Trust of any material development related to the Fund that the Sub-Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

16.	REPORTS AND ACCESS

To the extent not otherwise identified in this Agreement, the Sub-Adviser agrees to supply such other information and documentation to the Adviser and to permit such compliance inspections by the Adviser or the Fund as shall be reasonably necessary to permit the Adviser and the Fund’s service providers to satisfy their obligations and respond to the reasonable requests of the Trust.

17.	COOPERATION WITH REGULATORY AUTHORITIES OR OTHER ACTIONS

The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

18.	NOTIFICATION

The Sub-Adviser agrees that it will provide prompt notice to the Adviser and Fund about developments relating to its duties as Sub-Adviser of which the Sub-Adviser has, or should have, knowledge that would materially affect the Fund, including but not limited to material changes in the employment status of key investment management personnel involved in the management of the Fund, material changes in the investment process used to manage the Fund, any changes in senior management, operations, financial condition or ownership of the Sub-Adviser’s firm, and the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser shall immediately notify the Adviser and the Trust in the event that the Sub-Adviser: (1) becomes subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Agreement; or (2) is or expects to become the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority (including, without limitation, any self-regulatory organization). The Sub-Adviser shall immediately forward, upon receipt, to the Adviser any correspondence (or portion of such correspondence) from the SEC or other regulatory authority that relates to the Trust or the Fund.

19.	NOTICES

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

Adviser:	General Counsel Edward D. Jones & Co. L.P. 12555 Manchester Road St. Louis, MO 63131 and Olive Street Investment Advisers, LLC 12555 Manchester Road St. Louis, MO 63131 Attn: Chief Compliance Officer

Sub-Adviser:	Boston Partners Global Investors, Inc. One Beacon Street – 30th Floor Boston, MA 02108 Attn: Lisa Buhan
Trust/Fund:	Bridge Builder Trust On behalf of the applicable Fund 12555 Manchester Road St. Louis, MO 63131 Attn: Secretary

20.	ASSIGNMENT

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its “assignment,” as that term is defined in section 2(a)(4) of the 1940 Act.

21.	SEVERABILITY AND ENTIRE AGREEMENT

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

22.	CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

23.	CONSULTATION WITH OTHER SUB-ADVISERS

In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning transactions for the Fund, except as permitted by the Fund Procedures. The Sub-Adviser shall not provide investment advice to any assets of the Fund other than the assets in the Allocated Portion.

24.	CHANGE IN THE SUB-ADVISER OWNERSHIP

The Sub-Adviser agrees that it shall notify the Trust of any anticipated or otherwise reasonably foreseeable change in the ownership of the Sub-Adviser within a reasonable time prior to such change being effected.

25.	COUNTERPARTS

This Agreement may be executed simultaneously or in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by electronic transmission (which shall include facsimile or email) and shall be binding upon the parties so transmitting their signatures.

26.	MISCELLANEOUS

Where the effect of a requirement of the 1940 Act or Advisers Act, as amended, reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

27.	GOVERNING LAW

This agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware without giving effect to the conflict of laws principles of Delaware or any other jurisdiction; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act, as amended, and any rules and regulations promulgated thereunder.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

OLIVE STREET INVESTMENT ADVISERS, LLC

(Adviser)

By:	/s/ Linda Bannister
Name:	Linda Bannister
Title:	President

BRIDGE BUILDER TRUST

on behalf of the series listed on Schedule A hereto

By:	/s/ Evan Posner
Name:	Evan Posner
Title:	President

BOSTON PARTNERS GLOBAL INVESTORS, INC.

(Sub-Adviser)

By:	/s/ William G. Butterly, III
Name:	William G. Butterly, III
Title:	General Counsel
Date:	9/11/2026

By:	/s/ Greg Varner
Name:	Greg Varner
Title:	Chief Financial Officer
Date:	9/11/2026

Schedule A

Funds and Fees

Series of Bridge Builder Trust	Annual Sub-Advisory Fee Rate of Assets Under Management by Sub-Adviser
Bridge Builder Small/Mid Cap Growth Fund (to be renamed Bridge Builder Mid Cap Fund effective October 28, 2026)